United States

Securities And Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 28, 2008

Indiana Community Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street, Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On October 28, 2008, the Board of Directors of Indiana Community Bancorp (the “Company”) adopted amended Corporate Governance Guidelines which form part of the Charter of the Nominating and Governance Committee of the Company’s Board of Directors (the “Charter”).  The amended Guidelines now include stock ownership guidelines requiring the Company’s executive officers and non-employee directors to own at least 1,000 shares of the Company’s Common Stock.

The Guidelines were also amended to require directors who change their principal employment or responsibilities outside of the Company to submit written notification of the change and an offer of resignation to the Chairman of the Nominating and Governance Committee.  In deciding whether to recommend to the full Board the acceptance of the director’s offer to resign, the Nominating and Governance Committee will review the appropriateness of the director’s continued membership on the Board under the changed circumstances.  This requirement will provide the Board with the opportunity to consider whether the director’s continued service on the Board is in the shareholders’ best interest.

A copy of the revised Corporate Governance Guidelines is attached as Exhibit 99.1 and incorporated herein by reference, and will be posted on the Company’s website at www.myindianabank.com.

Item 9.01.   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Corporate Governance Guidelines

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 30, 2008	Indiana Community Bancorp
By: /s/ Mark T. Gorski Mark T. Gorski Executive Vice President and Chief Financial Officer